Exhibit 99.1

Release ID: 479430

SOURCE: Cott Corporation

Mar 04, 2009 11:38 ET

Cott Corporation Announces the Appointment of Jerry Fowden to the Board of Directors

TORONTO and TAMPA, FL—(Marketwire—March 04, 2009)—The Board of Directors of Cott Corporation (NYSE: COT) (TSX: BCB), the world’s largest retailer brand soft drink provider, announced today changes to its Board of Directors.

Jerry Fowden, Cott’s recently appointed Chief Executive Officer, has been appointed to the Board of Directors, effective on March 2, 2009. In order to accommodate Mr. Fowden’s appointment, Philip Livingston offered to step down from the Board, effective on March 2, 2009.

Mr. Livingston has played a significant leadership role since his appointment to Cott’s Board of Directors in 2003. A financial expert and former head of Financial Executives International, the leading membership association for chief financial officers, controllers and treasurers, Mr. Livingston served as head of Cott’s Audit Committee for five years. He also served on Cott’s Corporate Governance Committee.

“The Board and I would like to offer our sincere appreciation to Phil for his service and contributions to the Board over the past five years,” commented David Gibbons, Chairman of the Board of Directors. “Phil’s financial expertise and management experience have been invaluable to the Board and to the committees on which he has served,” continued Mr. Gibbons.

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com.

COTT CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840